UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of	(State or other jurisdiction of	(State or other jurisdiction of
incorporation or organization)	incorporation or organization)	incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor
P.O. Box 1750
Dubuque, Iowa  52001-1750
(Address of executive offices, including zip code)

(563) 583-7005
(Registrant’s telephone number, including area code)

Item 2.02.  Results of Operations and Financial Condition.

On August 14, 2007, Peninsula Gaming, LLC (the “Company”) issued a press release which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K and the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

DIAMOND JO, LLC

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

PENINSULA GAMING CORP.

By: /s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

Date: August 23, 2007

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EXHIBIT INDEX

Exhibit Number
99.1	— Press release, dated August 14, 2007, issued by Peninsula Gaming, LLC.

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Exhibit 99.1

PENINSULA GAMING, LLC REPORTS RECORD SECOND QUARTER 2007 RESULTS

Net Revenues of $67.0 million for the three month period and $125.3 million for the six month period ended June 30, 2007

Consolidated Property Adjusted EBITDA of $22.2 million for three month period and $41.7 million for the six month period and ended June 30, 2007

DUBUQUE, IA, August 14, 2007 — Peninsula Gaming, LLC (the “Company”) today reported financial results for the second quarter and six months ended June 30, 2007.   The Company is the parent of (i) The Old Evangeline Downs, LLC (“EVD”), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa, and (iii) Diamond Jo, LLC (“DJL”), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

A conference call for investors will not be held this quarter.

Second Quarter Results

Net revenues were $67.0 million, Consolidated Property Adjusted EBITDA(1)  was $22.2 million and consolidated Adjusted EBITDA(1) was $15.3 million. The second quarter’s results reflect continued strong performances at EVD and DJW offset by continued challenges at DJL.  DJL, consistent with the past few quarters, continued to feel the impact of increased competition from the expansion of a local competitor.    For the second quarter of 2006, consolidated revenues were $64.6 million, Consolidated Property Adjusted EBITDA was $20.7 million and consolidated Adjusted EBITDA was $18.2 million.

For the second quarter 2007, on a generally accepted accounting principles (“GAAP”) basis, the Company reported net loss of $1.0 million.  The 2007 second quarter results reflect a $3.9 million non-cash charge increase at the corporate level related to equity incentive grants and a $1.4 million increase in interest expense related to the issuance of senior secured notes in December 2006 to assist in financing the DJL land-based casino project and the proposed hotel and event center development at EVD. GAAP net income for the 2006 second quarter was $2.9 million.

The Company ended the quarter with $59.2 million of cash, $5.9 million of which was restricted.  Total debt outstanding was $366.7 million.  Including outstanding letters of credit, EVD and DJL had $49.0 million available under its $50 million revolving credit facility, and DJW had $4.3 million available under its $5.0 million revolving credit facility.

During the second quarter of 2007, the Company had cash outflows of $15.5 million related to capital expenditures.  Of this amount, $10.9 million related to construction and development activities surrounding the new casino expansion at DJW, $2.3 million related to construction and development activities surrounding the new casino project at DJL, and $0.9 million related to construction and development activities at EVD with respect to (i) a proposed new hotel and event center, (ii) the relocation of an OTB in New Iberia, Louisiana and (iii) the expansion of our existing OTB in Henderson, Louisiana to allow for the addition of 44 video poker machines.  In addition, the Company had maintenance capital expenditures at its three properties of approximately $1.4 million.

Six-Month Results

For the six months ended June 30, 2007, consolidated net revenues were $125.3 million, Consolidated Property Adjusted EBITDA(1)  was $41.7 million and consolidated Adjusted EBITDA(1) was $32.6 million.  The six-month results reflect strong performances at EVD and DJW, with DJL continuing to see the impact of increased competition from the expansion of a local competitor.  For the 2006 second quarter, consolidated net revenues were $115.3 million, Consolidated Property Adjusted EBITDA was $37.4 million and consolidated Adjusted EBITDA was $33.2 million.

On a GAAP basis, for the first six months of 2007, the Company reported net loss of $0.5 million. The 2007 results reflect a $4.2 million increase in non-cash charges at the corporate level related to equity incentive grants and increased interest expense of $3.0 million related to the issuance of senior secured notes in December 2006 to assist in financing of the DJL land-based casino project and the proposed hotel and event center development at EVD.  GAAP net income for the first six months of 2006 was $5.0 million.

Recent Developments

•                  On April 27, 2007, DJW opened its expanded casino floor to the public.  The casino currently includes 891 slot machines, 26 table games, a 7 table poker room and an expanded casino bar.  DJW completed the expansion project with the opening of a new buffet restaurant in June 2007 and a banquet and event center in July 2007.

•                  In June 2007, DJL began construction on its new $78 million land-based casino to be located in the Port of Dubuque in close proximity to its current riverboat facility, which will cease operations upon the opening of the new casino.  The casino is expected to include approximately 1,000 slot machines, 17 tables, a five table poker room, a 30 lane bowling center and four dining outlets.  The casino is expected to open in the Fall of 2008.

Property Highlights

Evangeline Downs Racetrack and Casino

For the second quarter of 2007, EVD’s net revenues were $36.0 million, an increase of 3% from $34.8 million in the second quarter of 2006.  Net revenues for the quarter include casino revenues of $27.6 million, racing and off-track betting revenues of $6.7 million, video poker revenues of $1.0 million, and food and beverage and other revenues of $3.2 million, less promotional allowances of $2.5 million.  Adjusted EBITDA at EVD increased $1.4 million, or 15%, to $10.7 million from $9.3 million in the second quarter of 2006.  This increase is primarily attributable to a $1.2 million increase in net revenues as well as a $0.3 million decrease in casino and racing expenses which is a direct result of our continued focus on controlling labor and other operating expenses.

Diamond Jo Worth

Net revenues at Diamond Jo Worth during the second quarter of 2007 were $20.7 million, an increase of $2.2 million from the second quarter of 2006 due primarily to the opening of the new casino expansion in April 2007.   Net revenues include casino revenues of $19.5 million, food and beverage revenues of $0.7 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.0 million, less promotional allowances of $1.5 million.  As a result of the increased net revenues, Adjusted EBITDA at DJW increased $0.5 million to $8.2 million from $7.7 million in the second quarter of 2006.

Diamond Jo Dubuque

Net revenues at the Diamond Jo decreased 9% to $10.3 million from $11.3 million in the second quarter 2006.  Net revenues include casino revenue of $10.3 million and food and beverage and other revenues of $1.2 million, less promotional allowances of $1.2 million.  Adjusted EBITDA at the Diamond Jo decreased to $3.3 million from $3.7 million in the second quarter of 2006.  We believe the decrease was attributable to increased competition in our primary market, including competition resulting from the expansion of a local competitor’s facility and the opening of a new land-based casino approximately 110 miles southwest of Dubuque.

Corporate

General corporate expenses increased approximately $4.5 million to $7.0 million from $2.5 million over the second quarter of 2006 due primarily to an increase in non-cash equity incentive grant charges of $3.9 million.

Non-GAAP Financial Measures

(1)  We define EBITDA as earnings before interest, taxes, depreciation and amortization, including impairment charges.  We define Adjusted EBITDA as EBITDA adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA at EVD, DJW and DJL. We believe that Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds.  We believe that Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.  However, EBITDA, Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not

measures of financial performance under accounting principles generally accepted in the United States (GAAP).  Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA or Consolidated Property Adjusted EBITDA.  Because Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some, but not all, items that affect net income, the use of these measures may vary among companies and as presented by the Company may not be comparable to similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
REVENUES:
Casino	$57,320	$54,864	$110,184	$96,319
Racing	6,658	6,530	10,120	13,232
Video poker	1,057	882	2,194	1,621
Food and beverage	4,253	4,094	7,672	7,624
Other	2,936	2,895	5,299	4,833
Less promotional allowances	(5,234)	(4,718)	(10,140)	(8,353)
Total net revenues	66,990	64,547	125,329	115,276

EXPENSES:
Casino	24,308	23,169	46,647	41,830
Racing	5,356	5,481	8,273	10,969
Video poker	863	724	1,692	1,247
Food and beverage	3,345	3,257	6,069	5,786
Other	1,977	1,934	3,228	3,158
Selling, general and administrative	15,844	11,774	26,865	19,044
Depreciation and amortization	5,105	5,628	10,054	9,808
Pre-opening expense	160	175	243	874
Development expense	139	106	1,784	130
Affiliate management fees	1,417	1,253	2,572	2,034
Loss on sale of assets	16	74	97	44
Total expenses	58,530	53,575	107,524	94,924

INCOME FROM OPERATIONS	8,460	10,972	17,805	20,352

OTHER INCOME (EXPENSE):
Interest income	576	113	1,299	316
Interest expense, net of amounts capitalized	(9,989)	(8,069)	(19,611)	(15,485)
Interest expense related to preferred member’s interest, redeemable	—	(90)	—	(180)
Total other expense	(9,413)	(8,046)	(18,312)	(15,349)

NET INCOME (LOSS)	$(953)	$2,926	$(507)	$5,003

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income (Loss):

	Adjusted EBITDA Three Months Ended June 30, (1)		Adjusted EBITDA Six Months Ended June 30, (1)
	2007	2006	2007	2006
Diamond Jo Dubuque	3,300	3,670	6,284	7,431
Diamond Jo Worth	8,150	7,691	14,712	7,743
Evangeline Downs	10,710	9,301	20,697	22,231
Consolidated Property Adjusted EBITDA (1)	22,160	20,662	41,693	37,405
General corporate	$(6,863)	$(2,454)	$(9,138)	$(4,163)
Total Adjusted EBITDA (1)	15,297	18,208	32,555	33,242
General corporate:
Depreciation and amortization	(11)		(22)
Affiliate management fees	(113)	(63)	(191)	(140)
Interest income	258		509
Diamond Jo:
Depreciation and amortization	(1,208)	(973)	(2,387)	(1,968)
Development expense	(83)	(42)	(1,716)	(54)
Pre-opening expense	(23)		(23)
Gain (loss) on disposal of assets	(15)		(76)	25
Interest expense, net	(2,561)	(2,346)	(5,073)	(4,700)
Diamond Jo Worth:
Depreciation and amortization	(1,716)	(1,078)	(3,004)	(1,096)
Pre-opening expense	(137)	(175)	(196)	(855)
Affiliate management fees	(793)	(723)	(1,414)	(843)
Interest expense, net	(2,938)	(1,169)	(5,445)	(1,589)
Gain (loss) on disposal of assets		(76)		(76)
Development expense		(44)		(44)
Evangeline Downs:
Depreciation and amortization	(2,170)	(3,577)	(4,641)	(6,744)
Development expense	(56)	(20)	(68)	(32)
Pre-opening expense			(24)	(19)
Affiliate management fees	(511)	(467)	(967)	(1,051)
Gain (loss) on disposal of assets	(1)	2	(21)	7
Interest expense, net	(4,172)	(4,531)	(8,303)	(9,060)
Net income (loss)	$(953)	$2,926	$(507)	$5,003

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120